Exhibit 99.1

1720 North First Street
	San Jose, CA 95112-4598	April 30, 2008
For Immediate Release
Contact:	Marty Kropelnicki (408) 367-8200
(analysts)
Shannon Dean (310) 257-1435 (media)
CAL WATER ANNOUNCES FIRST QUARTER 2008 RESULTS

     SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced net income of $0.2 million and diluted earnings per common share of $0.01 for the first quarter of 2008, compared to net income of $1.6 million and diluted earnings per common share of $0.07 for the first quarter of 2007.
     Revenues increased by $1.4 million, or 2%, to $72.9 million, with rate increases adding $4.2 million and sales to new customers adding $0.4 million, partially offset by a decrease in sales to existing customers of $3.2 million.
     Total operating expenses for the first quarter of 2008 increased by $1.8 million. A decrease of $0.5 million in water production costs was partially offset by an increase of $1.8 million in administrative & general and other operations costs, primarily attributable to payroll increases effective at the beginning of 2008 and increases for employee benefit programs.
     Maintenance expense decreased by $0.4 million to $4.1 million for the quarter. Depreciation expense increased $0.8 million to $9.2 million as a result of increases in 2007 capital expenditures, while taxes other than income increased $0.3 million due to increases in payroll and property taxes.
     Other income, net of income taxes, reflected a loss of $0.1 million, compared to income of $0.8 million last year, due to a decline in investment income and a mark-to-market adjustment in investments associated with pension and deferred compensation plans.

     For the twelve months ended March 31, 2008, net income was $29.8 million and dilutive earnings per share were $1.43, compared to net income of $26.3 million and dilutive earnings per share of $1.34 for the same period in the prior year. Revenues for the trailing twelve months were $368.4 million, compared to $341.1 million for the same period last year.
     “In 2007, our first quarter results benefited from higher water sales resulting from above-average temperatures. In 2008, we were affected by cool, wet winter weather, with many of our districts getting more than twice the rainfall than they did in the same period last year. Our results were also impacted by increases in benefits costs and negative mark-to-market adjustments associated with our pension and deferred compensation plans,” said Peter C. Nelson, President and Chief Executive Officer.
     “However, during the quarter, we continued to make progress with the California Public Utilities Commission’s (CPUC) Water Action Plan. Our 2007 General Rate Case progressed, and we believe it will address many of the areas affected by regulatory lag. In addition, the CPUC issued Decision #08-02-036 in February authorizing the decoupling of sales and revenues (weather revenue adjustment mechanism), modified cost balancing accounts, and tiered rates, which are scheduled to go into effect later this year,” Nelson said.
     All stockholders and interested investors are invited to listen to the 2008 first quarter conference call on May 1, 2008, at 11:00 a.m. (EST), by dialing 1-866-814-1919 and keying in ID# 1226399. A replay of the call will be available from 2:00 p.m. (EST) Thursday, May 1, 2008, through June 30, 2008, at 888-266-2081, ID# 1226399. The call, which will be hosted by President and CEO Peter Nelson and Vice President and Chief Financial Officer Martin A. Kropelnicki will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility

Services. Together these companies provide regulated and non-regulated water service to nearly 2 million people in 100 California, Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions including but not limited to rate case decisions and implementation of the CPUC Water Action Plan; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
     Attachments (2).
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Source: California Water Service Group

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In thousands, except per share data)	March 31	December 31
	2008	2007
ASSETS
Utility plant:
Utility plant	$1,468,966	$1,447,047
Less accumulated depreciation and amortization	(446,637)	(436,851)

Net utility plant	1,022,329	1,010,196

Current assets:
Cash and cash equivalents	2,967	6,734
Receivables
Customers	17,404	18,600
Other	5,357	8,617
Unbilled revenue	11,368	12,911
Materials and supplies at average cost	4,779	4,744
Taxes, prepaid expense, and other assets	9,244	8,369

Total current assets	51,119	59,975

Other assets:
Regulatory assets	90,999	90,908
Other assets	22,768	23,420

Total other assets	113,767	114,328

	$1,187,215	$1,184,499

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$207	$207
Additional paid-in capital	211,976	211,885
Retained earnings	167,710	173,617

Total common stockholders’ equity	379,893	385,709
Preferred stock	3,475	3,475
Long-term debt, less current maturities	288,495	289,220

Total capitalization	671,863	678,404

Current liabilities:
Current maturities of long-term debt	2,701	2,701
Accounts payable	26,653	36,694
Notes payable	14,000	—
Accrued expenses and other liabilities	35,318	30,258

Total current liabilities	78,672	69,653

Unamortized investment tax credits	2,467	2,467
Deferred income taxes, net	68,001	69,712
Pension and postretirement benefits other than pensions	39,444	39,444
Regulatory and other liabilities	40,113	38,783
Advances for construction	168,822	168,024
Contributions in aid of construction	117,833	118,012
Commitments and contingencies

	$1,187,215	$1,184,499

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the three months ended:

	March 31,	March 31,
	2008	2007
Operating revenue	$72,921	$71,570

Operating expenses:
Water production costs	25,358	25,814
Administrative and General	13,418	12,570
Other operations	12,065	11,085
Maintenance	4,114	4,509
Depreciation and amortization	9,222	8,401
Income taxes	174	543
Property and other taxes	3,739	3,406

Total operating expenses	68,090	66,328

Net operating income	4,831	5,242

Other income and expenses:
Non-regulated revenue	2,905	3,042
Non-regulated expenses	(3,036)	(1,751)
Less: income taxes on other income and expenses	49	(526)

	(82)	765

Interest expense:
Interest Expense	5,014	4,926
Less: capitalized interest	(450)	(500)

Total interest expense	4,564	4,426

Net income	$185	$1,581

Earnings per share
Basic	$0.01	$0.07

Diluted	$0.01	$0.07

Weighted average shares outstanding
Basic	20,688	20,659

Diluted	20,711	20,681

Dividends per share of common stock	$0.29250	$0.29000